EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-201310) of RadNet, Inc.,
(2)	Registration Statements (Form S-8 Nos. 333-176324, 333-160100, and 333-206311) pertaining to the 2006 Equity Incentive Plan, and
(3)	Registration Statements (Form S-8 Nos. 333-61876, 333-143652, 333-153228) pertaining to the 2006 Equity Incentive Plan, 2000 Long-Term Incentive Plan and certain warrants;

of our report dated March 31, 2015 with respect to the combined financial statements of certain RadNet, Inc. affiliates including Franklin Imaging Joint Venture, Carroll County Radiology, LLC, MRI at St. Joseph Medical Center, LLC and Greater Baltimore Diagnostic Imaging Partnership, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2016.

                                                   /s/Ernst & Young LLP

Los Angeles, California

March 31, 2017